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                  BlackRock Municipal Income Investment Trust
                              File No. 811-10333
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Statement of Preferences of the BlackRock Municipal Income Investment Trust's Series W-7 Variable Rate Demand Preferred Shares is attached under Sub-Item 77Q1(a).